Exhibit 10.15

SCIENTIFIC GAMES CORPORATION

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated effective January 1, 2009)

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ARTICLE VII	GRANTOR TRUST	16
7.1	Grantor Trust	16
7.2	Situs of Assets	17
7.3	Trust Agreement Governs	17

SCIENTIFIC GAMES CORPORATION

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

INTRODUCTION

1.1              Purpose; Old Plan.  In order to retain the services of and provide rewards and incentives to members of a select group of management employees who contribute to the success of Scientific Games Corporation (the “Company”), the Company adopted a Supplemental Executive Retirement Plan (“Plan”) effective September 7, 2000 to provide supplemental retirement benefits to select members of management and highly compensated employees who became members thereof.  The Plan was thereafter amended and restated effective November 1, 2003 (the “Old Plan”), and continued to be administered in accordance with the terms of such restatement, without further change, through December 31, 2004.  Effective as of the close of business on December 31, 2004, the benefits payable under the Old Plan were limited in operation to benefits that were earned and vested on that date within the meaning of regulations and guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

1.2              2005 Plan.  Effective January 1, 2005, a replacement plan (the “New Plan”) was adopted in order to provide benefits substantially similar to those provided under the Old Plan on terms intended to comply with Section 409A and with regulations and other guidance thereunder applicable to deferrals after December 31, 2004 (“Regulations”), without duplication of benefits provided under the Old Plan.  Members of the Old Plan who had not both attained age fifty-five (55) and completed ten (10) years of Service (as therein defined) on or before December 31, 2004 had no vested benefits under the Old Plan and shall, accordingly, receive their supplemental retirement income benefits solely under such New Plan.

1.3              Complete Discontinuance of Plan.  No benefits became payable under the Plan during the calendar year 2005.  Pursuant to action of the Compensation Committee of the Board of Directors taken December 15, 2005, the Plan was amended permanently to terminate further benefit accruals thereunder (including for this purpose any employment agreements previously treated as part of the Plan) effective as of December 31, 2005 and to make related changes, including (a) redefinition of the compensation taken into account in determining the frozen Plan benefit as of December 31, 2005, (b) crediting all Members with fifteen years of service for purposes of the benefit formula, (c) full vesting of all Members, (d) provision for all benefits to be paid in the form elected by them prior to December 31, 2004 under the Old Plan, namely a single lump sum, (e) prohibition of all future benefit enhancements of any type whatever (including those that might be based on a Change of Control Termination), and (f) provision for all benefit increases resulting from such Committee action to be provided under terms fully compliant with Section 409A, including without limitation the requirement for a six-month delay in making of distributions to Specified Employees on account of separation from service.

1.4              Consolidated Plan Document and “Roadmap”.  In order to reflect and provide for the changes made above and comply with the final regulations under Section 409A, the Plan is hereby amended and restated to read as set forth below, effective as of January 1, 2009, except as otherwise provided, and shall be known as the Scientific Games Corporation Frozen Supplemental Executive Retirement Plan.  Although contained within a single document, the Plan set forth herein comprises two separate plans for purposes of Section 409A, namely –

(a)             a plan providing solely the Grandfathered Benefit (as defined in Section 2.10), which as increased by interest at the Old Plan Discount Rate (as defined in Section 2.16), provides for the Old Plan Benefit (as defined in Section 2.15), to be payable on retirement under the terms of the Old Plan (as set forth in Section 3.1) or on Disability or death, and

(b)            a plan providing the New Plan Benefit (as defined in Section 2.13), consisting of the Total Frozen Benefit (as defined in Section 2.23), as increased by 4% interest under Section 2.11, or, for a Member entitled to payment of an Old Plan Benefit, the portion of such Total Frozen Benefit in excess of such Old Plan Benefit, to be payable in either case on Separation from Service (as defined in Section 2.19), Disability, death, or a specified payment date pursuant to Section 1.7, on terms compliant with Section 409A and the Regulations.

1.5              Construction.  This Plan shall be administered and interpreted in accordance with Section 409A and the Regulations to the extent subject thereto (i.e., except with respect to “grandfathered benefits” payable in accordance with the Old Plan as described above).  No provision hereof shall be construed in any manner that would violate Section 409A or the Regulations, nor, to the maximum extent permitted by law, shall any provision of the Plan inconsistent with Section 409A or the Regulations be valid or given any effect whatever.

1.6              Amendments to Comply with Regulations.  Notwithstanding any restriction on the general right to amend set forth in Article VI, the Company reserves the right to make any and all such amendments as it may deem necessary or advisable for compliance with Section 409A and the Regulations.

1.7              Coordination with Employment Agreements.  Notwithstanding any other provision of the Plan, (a) the entire benefit accrued under the Plan by the Member serving as Chief Executive Officer of the Company as of January 1, 2006, pursuant to an employment agreement with the Company effective as of such date, shall be payable solely as a New Plan Benefit (and no portion thereof shall constitute a Grandfathered Benefit or Old Plan Benefit), and the date(s) of payment thereof, other than by reason of Disability or death, shall be the specified dates of payment (within the meaning of Section 409A) set forth in the applicable amendment to such employment agreement executed on or before December 31, 2008 pursuant to transition rules allowing substitution of a specified payment date for termination of employment as the applicable payment event, and (b) the portion of the benefit accrued under the Plan as of January 1, 2006 by any other Member and not constituting a Grandfathered Benefit shall, in the event that an agreement with such Member substitutes a specified payment date for termination of employment as the date of payment for such benefit, be paid solely at such specified payment date, without regard to the date of the Member’s termination of employment.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

2.1              The term “Beneficiary” shall mean any person or persons entitled to receive benefits under the Plan following a Member’s death pursuant to Sections 3.5 and 3.6.

2.2              The term “Board of Directors” shall mean the Board of Directors of Scientific Games Corporation, or any duly authorized committee thereof.

2.3              The term “Change of Control” shall mean the occurrence of any of the following:

(a)          any “person” as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then outstanding securities;

(b)         the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or the consummation of any such transactions if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately prior to such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this paragraph (b), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity;

(c)          the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect); or

(d)         during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (the “Board”), together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (b), or (c) of this Section 2.3 ) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.4              The term “Code” shall mean the Internal Revenue Code of 1986, as amended, provided that references to Sections of the Code shall, if applicable, include corresponding provisions of any subsequent Internal Revenue Code.

2.5              The term “Committee” shall mean the Compensation Committee of the Board of Directors.

2.6              The term “Company” shall mean Scientific Games Corporation, its successors and assigns, any Subsidiary authorized by the Board to participate in this Plan with respect to its employees (to the extent required or appropriate for such purpose), and any organization into which the Company may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.7              The term “Disability” shall mean (a) with respect to the New Plan Benefit, any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months and which renders the Member unable to engage in any substantial gainful activity or by reason of which the Member receives income replacement benefits for a period of not less than three months under an accident and health plan of the Company; provided that notwithstanding the foregoing, a determination of total disability by the Social Security Administration shall be conclusive proof of Disability, and (b) with respect to the Old Plan Benefit, Total and Permanent Disability as defined in the Old Plan (i.e., disability that entitles a Member to disability benefits under the Company’s long term disability plan in effect at the time the Member becomes disabled or if the Company does not maintain a long-term disability plan, inability of the Member to perform the usual and customary duties of his occupation which is likely to be permanent or of long duration).

2.8              The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.9              The term “Final Earnings” shall mean the total of a Member’s annual rate of base salary and maximum target bonus amount as of December 31, 2005, determined without regard to any deduction of pre-tax contributions under Code Section 401(k) plans, flexible benefit (cafeteria) plans described in Code Section 125, and qualified transportation fringes described in Code Section 132(f)(4), and before deferrals of compensation under any elective deferred compensation plans.

2.10            The term “Grandfathered Benefit” shall (subject to Section 1.7) mean the present value as of December 31, 2004 of the benefit earned and vested in respect of a Member on such date under the Old Plan, calculated as the amount that the Member could have received as a lump sum distribution if he voluntarily terminated his employment with the Company without cause on December 31, 2004 and received such distribution as soon as possible thereafter.  The benefit then earned and vested shall be determined under the terms of the Old Plan, as modified by any employment agreement in effect on October 3, 2004 providing for any different basis for calculating such amount, and the present value thereof shall be determined using the Old Plan Discount Rate.

2.11            The term “Interest” shall mean interest at an annual rate of four percent (4%), credited and compounded annually up to the day prior to the date of payment (or other applicable date of reference).

2.12            The term “Member” shall mean any individual who was a Member of the Old Plan on December 31, 2004.

2.13            The term “New Plan Benefit” shall mean a Member’s Total Frozen Benefit increased by Interest from January 1, 2006 as provided in Section 2.10; provided, however, that

(a)                If the Member received a distribution of his Old Plan Benefit prior to payment of his New Plan Benefit, (i) Interest shall be credited on the Member’s Total Frozen Benefit from January 1, 2006 to the date as of which the Old Plan Benefit was paid, (ii) the amount of Old Plan Benefit paid, as increased by Interest similarly computed, shall be deducted from the Member’s Total Frozen Benefit as of such date, and (iii) the remaining balance of the Member’s Total Frozen Benefit (including such Interest) shall then be increased by Interest under Section 2.11 to the applicable date provided therein, and

(b)                If distribution of a Member’s New Plan Benefit is to be made prior to distribution of the Member’s Old Plan Benefit, the Member’s New Plan Benefit shall be the amount of the Member’s Total Frozen Benefit as of December 31, 2005, increased by Interest from January 1, 2006 under Section 2.11 to the applicable date provided therein, reduced (but not below zero) by the amount of the Member’s Grandfathered Benefit increased by interest to such date at the Old Plan Discount Rate.

(c)                Notwithstanding anything herein go the contrary, a Member’s New Plan Benefit, including associated calculations of Interest, shall be appropriately adjusted in the event of any intervening distribution in respect of such New Plan Benefit made on a specified payment date under Section 1.7, or under Section 3.8.

2.14            The term “Old Plan” shall mean the Scientific Games Corporation Supplemental Executive Retirement Plan originally established effective September 7, 2000, as amended and restated effective November 1, 2003 and in effect thereafter in respect of benefits earned and vested on December 31, 2004.

2.15            The term “Old Plan Benefit” shall (subject to Section 1.7) mean a Member’s Grandfathered Benefit (if any), increased by interest at the Old Plan Discount Rate from December 31, 2004 to the last day of the month immediately preceding the date scheduled for payment thereof under Section 3.1 (or other applicable provision hereof).  The amount of each Member’s Old Plan Benefit as of December 31, 2004 is set forth in Schedule 1.

2.16            The term “Old Plan Discount Rate” shall mean the Discount Rate in effect under Section 2.12 of the Old Plan on December 31, 2004, namely, “an interest rate equal to the average yield of a 30-year U.S. Treasury security for the month prior to the month in which Termination of Employment occurs, or in the event a 30-year U.S. Treasury security is unavailable at such time, then the next longest long-term U. S. Treasury security then available.” Since 30-year Treasury securities were not then available, the interest rate applicable under such provision is the rate on 20-year Treasury securities for November 2004 (the month before the deemed termination on December 31, 2004), which was 4.89%.

2.17            The term “Plan” shall mean and include each of:

(a)          the Old Plan for periods through December 31, 2004, and thereafter solely with respect to the Old Plan Benefit, and

(b)         a new plan providing all benefits under the Scientific Games Corporation Frozen Supplemental Executive Retirement Plan set forth herein other than those provided under the Old Plan.

2.18            The term “Regulations” shall mean regulations and other guidance issued by the Treasury or Internal Revenue Service under Section 409A.

2.19            The term “Separation from Service” shall mean separation from service within the meaning of the Regulations, other than by reason of death, determined by reference to the presumptive rule of Treasury Reg. § 1.409A-1(h)(l) (under which a reasonable expectation of a permanent reduction in the level of services to no more than 20% of the average level during the prior 36-month or other applicable period is presumed to result in a separation from service), or, if the Member continues or is expected to perform services as such an independent contractor, separation from service within the meaning of the applicable provisions of Treasury Reg. § 1.409A-1(h).  For purposes of the foregoing,

(a)          Leaves, etc.  A Member’s employment relationship shall be treated as continuing while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Member’s right to reemployment with the Company (or a Subsidiary) is provided either by statute or by contract.  If the period of leave exceeds six months and the Member’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate immediately following such six-month period.

(b)         Sale of a division or other substantial assets.  Notwithstanding the first paragraph of this Section 2.19, a separation from service shall not occur for purposes of this Plan to the extent that the Committee determines otherwise in accordance with Treasury Reg. § 1.409A-1(h)(4).

(c)          Transfers within Controlled Group. A Member shall not be treated as terminating employment, retiring or otherwise separating from service for purposes of the Plan solely by reason of a transfer to employment between the Company and a Subsidiary, or between two Subsidiaries.

(d)         Sale of Subsidiary.  In the event of a Subsidiary Change in Control Event, distribution shall be made to each Member who continues to be employed by the affected Subsidiary immediately following such event (and who had not previously incurred a Separation from Service) as if the Member had thereupon incurred Separation from Service, except that no six-month delay shall be required pursuant to Section 3.4.  For this purpose, the term “Subsidiary Change in Control Event” means a change in control event with respect to a Subsidiary within the meaning of the Regulations, pursuant to which the Company ceases to have direct or indirect ownership of at least fifty-one percent (51%) of the value of the total equity or total combined voting power in respect of the Subsidiary.

2.20            The term “Specified Employee” means “specified employee” as determined pursuant to procedures adopted by the Company in accordance with the Regulations for purposes of its nonqualified deferred compensation plans subject to Section 409A.

2.21            The term “Subsidiary” shall mean a subsidiary or affiliate that is a member of the same controlled group as the Company within the meaning of section 414(b) or (c) of the Code.

2.22            The term “Threatened Change of Control” shall mean:

(a)          the issuance of a proxy statement by the Company with respect to an election of directors for which there is proposed one or more directors who are not recommended by the Board of Directors of the Company or its nominating committee, where the election of such proposed director or directors would result in a Change of Control as defined in Section 2.3; or

(b)         the announcement by any person of an intention to take actions which might reasonably result in a Change of Control as defined in Section 2.3.

2.23            The term “Total Frozen Benefit” shall mean the lump sum present value on December 31, 2005, calculated using a discount rate of four and one-half percent (4-1/2%) per annum, of a fixed annuity commencing January 1, 2006 and payable annually for fifteen (15) consecutive years in an annual amount equal to forty-five percent (45%) of a Member’s Final Earnings, or if applicable, such other amount as may be determined in accordance with an employment agreement between the Member and the Company as in effect on December 31, 2005 (and without regard to any provision of such an agreement providing for any adjustment after December 31, 2005), as set forth in Schedule 1 established by the Committee (which shall be a part of this Plan).

2.24            The term “Trust” shall mean any domestic trust established in accordance with Article VII.

The words and phrases defined in this Article when used in this Plan with an initial capital letter shall have the meanings specified in this Article, unless a different meaning is clearly required by the context.  Any words herein used in the masculine shall be read and construed in the feminine where they would so apply.  Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

ARTICLE III

PAYMENT OF BENEFITS

3.1              Old Plan Benefit Payable on Retirement.  In the event that a Member had attained age fifty-five (55) and completed at least ten (10) years of full-time employment with the Company on December 31, 2004, the Member shall be entitled to receive payment of his Old Plan Benefit on the first day of the month next following the termination of the Member’s full-time employment (within the meaning of such term under the Old Plan, and thus including a transfer to employment for which the Member is not paid on a full-time basis), but without duplication of any Disability Benefit under Section 3.3.

3.2              New Plan Benefit Payable upon Separation from Service.  In the event of a Separation from Service of a Member (other than a Member entitled to a Disability benefit under Section 3.3), the Member shall be entitled to receive, on or as soon as practicable after the first day of the month next following such event, a single lump sum payment in an amount equal to the Member’s New Plan Benefit, subject to Section 3.4 if the Member is a Specified Employee.

3.3              Disability.  In the event of a Member’s Disability, the Member shall be entitled to receive, on the first day of the month next following such event, a single lump sum payment in an amount equal to the Member’s New Plan Benefit plus the amount of his Old Plan Benefit (if the Member was entitled to any such benefit and such benefit was not previously paid and is not concurrently payable under Section 3.1).

3.4              Distributions to Specified Employees Based on Separation from Service.  If distribution of Member’s New Plan Benefit becomes due under Section 3.2 and the Member is a Specified Employee as of the date of his Separation from Service, such distribution shall be not be made prior to the expiration of six months from the date of separation; provided, however, that this Section 3.4 shall not preclude earlier distribution under Section 3.5 in the event of the Member’s death prior to payment hereunder.

3.5              Death.

(a)          Death prior to Benefit Commencement Date.  In the event of the death of a Member prior to the date on which payment in respect of his New Plan Benefit is scheduled to commence under Sections 3.2 through 3.4 and/or his Old Plan Benefit is scheduled to commence under Section 3.1 (“Benefit Commencement Date”), the Member’s Beneficiary shall be entitled to receive a lump sum payment on the first day of the second month following such death in an amount equal to the (i) Member’s New Plan Benefit, including where applicable Interest from the date of the Member’s death to the last day of the month immediately preceding the date of payment to the Member’s Beneficiary, plus (ii) if applicable, the Member’s Old Plan Benefit.

(b)                                 Death after Benefit Commencement Date.  In the event that a Member shall die on or after such Benefit Commencement Date (as defined in Section 3.5(a)), and the payment due as of such Benefit Commencement Date was not made because of administrative delays or any other reason, such payment shall be made to the executor or personal representative of the Member’s estate.

3.6                                                         Beneficiaries.

(a)                                  Beneficiary Designation.  A Member shall designate a Beneficiary to receive benefits becoming due pursuant to Section 3.5(a) on the Beneficiary Designation Form prescribed by the Committee.  If more than one Beneficiary is named, the share and/or precedence of each Beneficiary shall be indicated.  A Member shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation Form.

(b)                                 Proper Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated.  However, any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

(c)                                  Minor or Incompetent Beneficiary.  In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may, but need not, make a payment to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent.  Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides.  The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company.  Neither the Company nor the Committee shall have any responsibility to see to the proper application of any payments so made.

(d)                                 No Beneficiary Designation.  If a Member fails to designate a Beneficiary as provided in Section 3.6(a) above, or if all designated Beneficiaries predecease the Member or die prior to complete distribution of the Member’s benefits, then the Member’s designated Beneficiary shall be deemed to be his surviving spouse.  If the Member has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Member’s estate.

(e)                                  Old Plan Designations.  In the event that a Member had a beneficiary designation in effect under Section 4.6(a) of the Old Plan in effect on December 31, 2004, the beneficiary or beneficiaries so designated shall be the Member’s Beneficiary under the Plan as herein restated (with respect to both the Member’s Old Plan Benefit and New Plan Benefit) unless and until the Member shall designate another Beneficiary in accordance with Section 3.6(a) above.

3.7                                                         Withholding for Taxes.  To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government.

3.8                                                         Acceleration Generally Prohibited.  No acceleration of payments under the Plan shall be permitted except as authorized by the Regulations.  Without limiting the generality of the foregoing, distribution of a Member’s New Plan Benefits may be accelerated by the Committee in any of the following circumstances:

(a)                                  Ethics or conflict of interest requirements.  Distribution may be accelerated as may be necessary to comply with ethics or conflict of interest requirements in accordance with Treasury Reg. § 1.409A-3(j)(4)(iii).

(b)                                 Payment of employment taxes.  Distribution may be accelerated in order to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under section 3101, section 3121(a) and section 3121(v)(2) of the Code on deferrals under the Plan (the “FICA Amount”), (ii) Federal, state, local or foreign wage withholding taxes on the FICA Amount, and (iii) additional wage withholding taxes attributable to the pyramiding of wages subject to withholding and taxes.  Acceleration shall be permitted under this paragraph (b) only to the extent that Committee determines that such tax obligations cannot be readily met from other sources, and the total payment under this paragraph (b) shall not exceed the aggregate of the FICA Amount and related income tax withholding.

3.9                                                         Vesting.  A Member’s right to his Old Plan Benefit (if any) and New Plan Benefit shall be fully vested and nonforfeitable at all times.

3.10                                                   Delay under Section 162(m).  A payment under the Plan may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted by reason of section 162(m) of the Code, provided that the payment is made either (a) during the Company’s first taxable year in which it is reasonably anticipated that the deduction of such payment will not be barred by Code section 162(m) or (b) during the period beginning with the date of the Member’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Member separates from service or the 15th day of the third month following such Separation from Service, and all similarly situated Members are treated on a reasonably consistent basis, and provided further that where any payment scheduled to be made on a specified payment date to a particular Member in a taxable year is delayed in accordance with this Section 3.10, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Member that could be delayed under this Section 3.10 are also delayed.  Where the payment is delayed to a date on or after Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the Plan, including for purposes of Section 3.2. No election may be provided to the Member with respect to the timing of the payment under this Section 3.10. Interest shall continue to accrue in accordance with Section 2.10 during the period of any such delay (including any period during which he Company is determining whether such a delay is necessary or appropriate).

ARTICLE IV

PLAN ADMINISTRATION

4.1                                                         Committee.  The Committee shall administer the Plan and keep records of individual Member benefits.

4.2                                                         Committee Authority.  The Committee shall have the power and authority in its sole discretion to adopt rules relating to the Plan, to interpret the Plan and such rules, and to make any other determinations in the administration of the Plan, including without limitation all determinations with respect to factual matters and questions of construction, provided that no such rule shall change any express provision of the Plan or provide for any increase in benefits hereunder.  The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable.  The Company shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.

4.3                                                         Indemnification.  The Company shall indemnify and save harmless each member of the Committee, and each employee, director or officer of the Company or of any of its subsidiaries, from and against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever), unless such person shall have acted in bad faith or been guilty of willful misconduct in respect of his duties, actions or omissions in respect of the Plan.

4.4                                                         Change of Control.  Notwithstanding any provision of the Plan to the contrary, in the event of a Change of Control, the trustee of the Trust created pursuant to Article VII shall assume and succeed to all powers of the Committee hereunder as they apply to the determination and payment of benefits (including, without limitation, the amount and time and form of payment thereof) to or in respect of any Member or Beneficiary.  However, a Member or Beneficiary may consent, by written application, to the Committee retaining its authority to determine the Plan benefits of such Member or Beneficiary.

ARTICLE V

CLAIMS PROCEDURE

5.1                                                         Administrator of Claims Procedure.  The Committee shall administer the claims procedure under this Plan.

(1)               The business address and telephone number of the Committee is:

Compensation Committee

Scientific Games Corporation

750 Lexington Avenue

New York, New York  10022

(212) 754-2233

(2)               The Company shall have the right to change the address and telephone number of the Committee.  The Company shall give the Members written notice of any change in the address and telephone number of the Committee.

5.2                                                         Claims.  Benefits shall be paid in accordance with the provisions of this Plan.  The Member or Beneficiary (hereinafter referred to as the “Claimant”) shall make a written request for the benefits provided under this Plan.  This written claim shall be mailed or delivered to the Committee.

5.3                                                         Denial of Claims.  If the claim is denied, either wholly or partially, notice of the decision shall be delivered or mailed to the Claimant within a reasonable time period not to exceed more than ninety (90) days after the receipt of the claim by the Committee, or one hundred eighty (180) days after the receipt of the claim if special circumstances require an extension of time (in which event written notice of the extension shall be furnished to the Claimant prior to the end of the initial 90-day period, which indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review).  The notice shall set forth the following information in a manner calculated to be understood by Claimant:

(1)               the specific reasons for the denial;

(2)               the specific reference to pertinent plan provisions on which the denial is based;

(3)               a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)               a description of the procedures to follow to appeal the determination, and the time limits applicable thereto, including a statement of the Claimant’s right to bring a civil suit under section 502(a) of ERISA following an adverse determination on review and (if applicable) a description of the arbitration procedure that may be substituted therefor pursuant to Section 5.7.

5.4                                                         Appeal of Denial of Claims.  The claims procedure under the Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee based on the provisions of the governing plan documents.

(1)               The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Committee within sixty (60) days after receipt by the Claimant of the written notice of denial.

(2)               The Claimant shall have the following rights under this appeal procedure:

A.                                   to review and receive free copies of all documents, records and other information relevant to the Claimant’s claim for benefits, including documents that were created or received by the Committee during the appeals process; and

B.                                     to submit issues, comments, documents, records, and other information relating to the claim.

5.5                                                         Appeal.  The decision on the review of the denied claim shall be provided by the Committee no later than sixty (60) days after the receipt of the request for review, or within ninety (120) days after the receipt of the request for review if special circumstances require an extension of time (in which event written notice of the extension shall be furnished to the Claimant prior to the end of the initial 60-day period, which indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review).

5.6                                                         Written Decision on Appeal.  The Committee’s decision on review shall be made in writing in a manner calculated to be understood by the Claimant and provided to the Claimant within the specified time period.  In the case of an adverse determination, the decision on review shall contain (a) the specific reasons for the decision, (b) specific reference to the provisions of the Plan on which the decision is based, (c) a statement that the Claimant is entitled to review and receive free copies of all documents, records and other information relevant to the claim, and (d) a statement of the Claimant’s right to bring an action under section 502(a) of ERISA, and (if applicable) a description of the arbitration procedure that may be substituted thereby pursuant to Section 5.7.

5.7                                                         Resolution of Disputes.

(a)                                  Any dispute arising out of this Plan prior to a Change of Control that remains notwithstanding exhaustion of all procedures described above shall, if agreed to by the Member or Beneficiary, as applicable, and the Committee, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be New York.

(b)                                 After a Change of Control, all disputes shall be determined by the trustee of the Trust in accordance with the claims procedures set forth in Sections 5.2 through 5.6 (except that powers and obligations of the Committee shall be exercised by the trustee), and in accordance with the provisions of the applicable trust agreement.

ARTICLE VI

GENERAL

6.1                                                         Unsecured Creditor Status.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Member, his spouse or any other person.  Any funds which may be invested by the Company to insure itself against any and all financial losses which the Company may incur under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company, shall, by virtue of the provisions of this Plan, have any interest in such funds.  To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.  Scientific Games Corporation and any Subsidiary employing a Member shall be jointly and severally liable for all amounts payable to such Member (or his Beneficiary) under the Plan (and the term “Company” in this Section 6.1, Section 6.2 and Section 6.8(b) shall for such purpose include any such Subsidiary).  Amounts payable to a Member employed solely by Scientific Games Corporation (or his Beneficiary) shall be the sole obligation of Scientific Games Corporation.

6.2                                                         Source of Payment.  All benefits under the Plan shall be paid by the Company out of its general assets, and any rights of a Member or Beneficiary under the Plan shall be mere unsecured contractual rights.  The Company and the Members intend that any arrangements made to assist the Company to meet obligations under the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA, and no trust, security, escrow, or similar account shall be established in connection with the Plan.  The Company shall, however, establish a “rabbi trust” as provided in Article VII to assist in meeting its obligation to pay benefits under the Plan, and amounts paid from any such rabbi trust shall discharge the obligations of the Company hereunder to the extent of the payments.  Any trust so created shall be consistent with the terms of the model trust described in Revenue Procedure 92-64 and Section 409A(b) of the Code.  No Member or Beneficiary shall have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust.

6.3                                                         Effect of Plan on Compensation.  This Plan does not involve a reduction in salary for the Members or a foregoing of an increase in future salary by the Members.

6.4                                                         Nontransferable.  Except as provided by the laws of descent and distribution or provided by will or insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

6.5                                                         Amendment of Plan.  The Company reserves the right at any time and from time to time, without the consent of Members, active or retired, Beneficiaries or any person or persons claiming through them, by action of its Board of Directors to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall affect any of (a) the amount of the Total Frozen Benefit of any Member or Beneficiary as of the date of such action, (b) the rate for crediting Interest on the New Plan Benefit component thereof, nor the Old Plan Discount Rate employed for crediting interest on the Grandfathered Benefit, (c) the Old Plan Benefit or New Plan Benefit subsequently payable upon any distribution event under the Plan, or (d) the Member’s full vested and nonforfeitable rights therein, nor adversely affect the rights provided to any Member or Beneficiary under any provision of this Plan in the event of a Change of Control or after a Change of Control has occurred unless such Member or Beneficiary has consented thereto in writing, nor shall any such amendment or other action be valid or given any effect whatever if and to the extent it is inconsistent with Section 409A or the Regulations.

6.6                                                         Prohibition against Acceleration.  In no event shall any amendment or termination of the Plan result in (a) any acceleration of the payment of a Member’s New Plan Benefit except as permitted under the Regulations, or (b) in any material modification of the Old Plan that would subject the Old Plan Benefit to Section 409A, unless the affected Member consents thereto in writing and the Committee concludes upon advice of counsel that such material modification would not result in any retroactive violation of Section 409A, nor shall any purported such amendment or termination in violation of such limitations be valid or be given any affect whatever.

6.7                                                         No Employment Rights.  Nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Member or employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.

6.8                                                         Binding Effect.

(a)                                  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Member and Beneficiary.

(b)                                 The Company shall not merge into, be acquired by, or consolidate with any other company, or transfer substantially all of its assets to another company, unless and until such other company agrees to assume all rights and obligations set forth in this Plan.

6.9                                                         Governing Law.  This Plan shall be governed by the laws of New York without regard to the principles of conflict of laws except where such laws are superseded by ERISA, in which ERISA shall control.

6.10                                                   Severability.  In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

6.11                                                   Titles.  The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

ARTICLE VII

GRANTOR TRUST

7.1                                                         Grantor Trust.

(a)                                  Inclusion of Plan in Grantor Trust.  Effective November 1, 2003, the Company established a Trust to assist in meeting the Company’s obligations under the Old Plan and made an initial deposit into a fund established to hold the principal and earnings thereon and any additional deposits to the Trust (the “Fund”).  The Trust is intended to qualify as a “grantor trust”, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code.  Effective as of January 1, 2005, such Trust, as it may be amended, shall continue for the purpose of assisting the Company in meeting its obligations under both the Old Plan and new plan components of the Plan.

(b)                                 Discretionary Deposits in Trust.  Prior to a Change of Control or Threatened Change of Control, the Company shall make such additional deposits to the Trust as it, in its sole discretion, deems desirable.  Notwithstanding the foregoing, the Company has no obligation to make such, or any, additional deposits to the Trust prior to a Change of Control or Threatened Change of Control.

(c)                                  Contributions upon Threatened Change of Control.  Upon a Threatened Change of Control, the Company shall, as soon as possible, but in no event later than thirty (30) days following the occurrence of a Threatened Change of Control nor later than the date of an actual Change of Control, make a contribution to the Trust in an amount that is sufficient, when added to the existing corpus of the Trust, to provide the Trust with net assets in an amount not less than 100% of the amount of the Total Frozen Benefit of all then Members (or their Beneficiaries), increased by Interest to the date that the Threatened Change of Control occurred (the “Change Date Plan Benefit”), nor more than 120% of such Change Date Plan Benefit.  Any additional contribution under this Section 7.1(c) shall become irrevocable upon a subsequent actual Change of Control.  In the event that a Change of Control does not occur within one year of a Threatened Change of Control, the Company shall have the right to recover any additional contributions made under this Section 7.1(c), less a pro rata share of any investment losses of the Trust, upon written request to the Trustee, to the extent that the corpus of the Trust, exceeds the greater of (i) 100% of the balance of the Total Frozen Benefit of all the Members (or their Beneficiaries) increased by Interest to the date of payment pursuant to such request, or (ii) the amount of Trust corpus that would exist had such contribution not been made.

(d)                                 Contributions upon Change of Control.  Upon a Change of Control the Company shall, as soon possible but in no event later than thirty (30) days following the occurrence of the Change of Control, make a contribution to the Trust in an amount that is sufficient, when added to the existing corpus of the Trust, to provide no less than 100%, but no more than 120%, of the Total Frozen Benefit of all then Members (or their Beneficiaries), increased by Interest to the date such Change of Control occurs.

(e)                                  Additional Post-Change Contributions.  In the event of a Member’s termination of employment within the meaning of Section 3.1, Separation from Service, Disability or death subsequent to a Change of Control, the Company shall, as soon as possible, but in no event later than thirty (30) days following such event, make a contribution to the Trust in such amount (if any) as is necessary, when added to the existing corpus of the Trust, to provide no less than 100% but no more than 120% of the Total Frozen Benefit of all then Members (or their Beneficiaries), increased by Interest to the date such distribution event occurs.

7.2                                                         Situs of Assets.  At no time shall any assets of the Trust be held or located outside of the United States, and such Trust shall at all times comply with the requirements of section 409A(b) of the Code.

7.3                                                         Trust Agreement Governs.

The provisions of the Trust Agreement under the Trust shall govern following a Change of Control in the event of any inconsistency between such provisions and the foregoing provisions of the Plan.

IN WITNESS WHEREOF, pursuant to action taken by the Compensation Committee of the Board on December 15, 2005, and thereafter on December 29, 2008, the undersigned has executed this amended and restated Plan document on behalf of the Company (and each Subsidiary) this 31st day of December, 2008.

Attest:	Scientific Games Corporation

/s/ Jack B. Sarno	By:	/s/ DeWayne E. Laird
Jack B. Sarno	Name:	DeWayne E. Laird
	Title:	Vice President

Schedule 1

SCIENTIFIC GAMES CORPORATION

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Total Frozen Benefit as of December 31, 2005

	Assumed Years of Service	Final Earnings	Annual Benefit (15 Years)	Present Value of Annual Benefit (1)

Weil	N/A	N/A	$877,947	$9,853,046
Huntley	15	$750,150	$337,567	$3,788,461
Schloss(1)	15	$750,150	$337,567	$3,788,461
Laird	15	$529,380	$238,221	$2,675,513

(1)                                  Based on 4.50% discount rate

Old Plan Benefit (Grandfathered Benefit) as of December 31, 2004

	Years of Service at 12/31/04	Final Average Compensation (as defined in Plan 10/3/04-12/31/04)	Annual Benefit (15 Years)	Present Value of Annual Benefit at 12/31/04 (2)

Weil(2)	N/A	N/A	N/A	N/A
Huntley	15	$486,586	218,964	$2,401,731
Schloss	12	$520,600	197,500	$2,056,618
Laird(3)	8	N/A	N/A	N/A

(2)                                  Based on discount rate determined under plan document in effect October 3 – December 31, 2004, namely 4.89%, comprising the interest rate for November 2004 on 20-year Treasury securities (as the longest maturity Treasury security then existing in light of the Treasury discontinuance of 30-year maturities).  Actual Old Plan benefit will be the present value at 12/31/04 shown above, increased by interest at this same rate to the last day of the month preceding the date scheduled for payment, per Section 2.15.

(1) Entire benefit paid in 2007 pursuant to termination of employment/separation from service.

(2) Entire benefit payable under the New Plan.

(3) Not vested on 12/31/04, hence no grandfathered benefit.